Delisting Determination, The Nasdaq Stock Market, LLC, April 30, 2025, Finnovate Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Finnovate Acquisition Corp.
effective at the opening of the trading session on June 2, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(2).
The Company was notified of the Staff determination on May 6, 2024.
On May 13, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On June 25, 2024, the hearing was held. On July 3, 2024, the Panel reached a decision and a Decision letter was issued the same day.
The Panel granted the Company its request to remain on the Exchange so long as the Company met certain milestones as set forth in the Decision letter of July 3, 2024.
The Company failed to meet the terms of the Decision letter.
On November 8, 2024, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company securities were suspended on November 12, 2024. The Staff determination to delist the Company securities became final on December 23, 2024.